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                                                                   EXHIBIT 10.39

The Registrant has requested confidential treatment of portions of this Agreement. Those portions have been redacted from the Agreement.

                                 AIWA'S RESPONSE

Background:-

SONY CORPORATION has indicated that it would be prepared to recognize AIWA as a joint owner of the Format referred to in a Memorandum of Understanding and on the same terms and conditions as set out in the written Memorandum of Understanding made in April 1998 between SONY and ECRIX (the "MOU") subject to AIWA agreeing not to sell "aiwa" branded VXA products for the foreseeable future (estimated at 6 - 12 months).

Conditions of Acceptance

AIWA confirms that it would be agreeable to accepting such a proposal subject to ECRIX's agreement to all the following terms and conditions;

     1. Ecrix shall be entitled to sell "Ecrix" branded VXA products in AIWA's Sales Territories (as defined in the Manufacturing and Supply Agreement currently being negotiated between AIWA and Ecrix - the "MSA") provided that AIWA reserves the right to concurrently sell "Ecrix" branded VXA products in AIWA's Sales Territory; and

     2. That the reasonable mark-up on the price to Ecrix for Product units referred to in paragraph 3. of Article VI of the Joint Development Agreement between AIWA and ECRIX dated the 4th day of December, 1997 be increased to [Confidential Information Redacted] of the total direct materials cost, and that the price for such products supplied by AIWA to Ecrix be increased accordingly; and

     3. AIWA shall be entitled to sell Application Products, and in connection with such Application Products;

     (a) ECRIX will provide AIWA with any necessary VXA interface related technology related to the development, manufacture and sale of Application Products; and

     (b) AIWA will pay ECRIX compensation upon the sale of such Application Products on a per unit basis in such amount as shall be determined by the parties based upon comparable amounts being charged in the Consumer Product industry at the time (the "Per Unit Amount"); and

     (c) the amount of per unit compensation determined in accordance with paragraph (b) above and payable by AIWA shall be adjusted depending upon the territory where the relevant Application Product is sold by the following;

          o Application Products sold in AIWA's Sales Territories - [Confidential Information Redacted];


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          o    Application Products sold in the United States - [Confidential
               Information Redacted] the Per Unit Amount;

          o Application Products sold in the Europe and other Territories - [Confidential Information Redacted] the Per Unit Amount.

     4. The receipt by AIWA of the written recognition from SONY in accordance with the terms referred to in the Background section above in such a manner as is acceptable to AIWA.

     Dated this 9th day of December, 1998;

ECRIX CORPORATION                            AIWA CO., LTD.



/s/ Juan A. Rodriguez                        /s/ Toshitatsu Iwai
------------------------------------         ---------------------------------
Mr. Juan A. Rodriguez                        Mr. Toshitatsu Iwai
Chairman                                     Senior Managing Director



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